Exhibit 10.6(a)
EXECUTION COPY

GMX RESOURCES, INC.
$30,000,000
SENIOR SUBORDINATED SECURED NOTES
NOTE PURCHASE AGREEMENT
Dated as of July 31, 2007

TABLE OF CONTENTS
(Not Part of Agreement)

i

PURCHASER SCHEDULE
SCHEDULE 6C	—	EXISTING LIENS
SCHEDULE 6D	—	EXISTING INVESTMENTS
SCHEDULE 8G	—	LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

EXHIBIT A-1	—	FORM OF SERIES A NOTE
EXHIBIT A-2	—	FORM OF FIXED RATE NOTE
EXHIBIT A-3	—	FORM OF FLOATING RATE NOTE
EXHIBIT B	—	FORM OF OPINION OF COMPANY’S COUNSEL
EXHIBIT C	—	FORM OF FUNDS DELIVERY INSTRUCTION LETTER
EXHIBIT D	—	FORM OF SUPPLEMENT
EXHIBIT E	—	FORM OF COLLATERAL AGENCY AGREEMENT
EXHIBIT F	—	FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
EXHIBIT G	—	FORM OF DIRECTION LETTER
EXHIBIT H	—	FORM OF GUARANTY AGREEMENT
EXHIBIT I	—	FORM OF INTERCREDITOR AGREEMENT
EXHIBIT J	—	FORM OF LETTER-IN-LIEU
EXHIBIT K	—	FORM OF PLEDGE AGREEMENT
EXHIBIT L	—	FORM OF SECURITY AGREEMENT
EXHIBIT M	—	FORM OF COMPLIANCE CERTIFICATE

GMX Resources, Inc.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
As of July 31, 2007
To each of the Persons named in
  the Purchaser Schedule attached
  hereto as purchasers of the
  Series A Notes (the “Series A
  Purchasers” and, together with
  any Additional Purchasers, the
  “Purchasers”)
Ladies and Gentlemen:
The undersigned, GMX Resources, Inc., an Oklahoma corporation (the “Company”), hereby agrees with you as follows:
1. AUTHORIZATION OF ISSUE OF NOTES.
1A. Authorization of Issue of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each Series A Purchaser will purchase from the Company, at the Series A Closing provided for in paragraph 2A(1), senior subordinated fixed rate secured term promissory notes (the “Series A Notes”) in the principal amount specified opposite such Series A Purchaser’s name on the Purchaser Schedule attached hereto at the purchase price of 100% of the principal amount thereof.
The term “Notes” as used herein shall include the Series A Notes and any Additional Notes. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate (in the case of Fixed Rate Notes), (v) the same Applicable Margin (in the case of Floating Rate Notes), (vi) the same interest type (floating or fixed) and (vii) the same original date of issuance are herein called a “Series” of Notes. Capitalized terms used herein have the meanings specified in paragraph 10.
2. PURCHASE AND SALE OF SERIES A NOTES AND ADDITIONAL NOTES.
2A. Closing.
2A(1). Series A Closing. The Company hereby agrees to sell to the Series A Purchasers and, subject to the terms and conditions herein set forth, each Series A Purchaser agrees to purchase from the Company in the aggregate principal amounts set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amounts. The Series A Notes shall be substantially in the form of Exhibit A-1 attached hereto. The Company will deliver to the Series A Purchasers, at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 600, Dallas, Texas 75201, one or more Series A Notes registered in the name of the Series A Purchasers, evidencing the aggregate principal amount of Series A Notes to be purchased by the Series A Purchasers and in the denomination or denominations specified in the Purchaser Schedule attached hereto against payment of the purchase price thereof by transfer of immediately available funds to the credit of the Company’s account #3620097607 at Capital One, National Association, 5718 Westheimer Road, Suite 600, Houston, TX (ABA Routing Number 111901014) on the date of closing, which shall be July 31, 2007, or any other date upon which the Company and the Series A Purchasers may mutually agree in writing (the “Series A Closing”).

2A(2). Additional Series of Notes. The Company may, from time to time, with the consent of the Series A Purchasers and the Required Holders and subject to the terms hereof, issue and sell one or more additional Series of (I) its senior subordinated fixed rate secured promissory notes (together with the Series A Notes, the “Fixed Rate Notes”) or (II) its senior subordinated floating rate secured promissory notes (the “Floating Rate Notes”) under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit D. Each additional Series of Notes (either as a Fixed Rate Note or Floating Rate Note, the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:
(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous series by sequential alphabetical designation inscribed thereon;
(ii) each Series of Additional Notes, when so issued, shall be further differentiated from all previous series by either a Fixed Rate Note or Float Rate Note designation inscribed thereon;
(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate (including method of calculation), mature on such date, be subject to such mandatory and optional prepayment on the dates and with such Yield-Maintenance Amounts, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed amended to reflect such additional covenants and agreements which are in addition to, or more restrictive than, the covenants and agreements to which the Company is subject pursuant to this Agreement without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any additional covenants and agreements shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding and such additional covenants and agreements shall not otherwise amend or modify the covenants and agreements to which the Company is subject pursuant to this Agreement;
(iv) each Series of Additional Notes issued under this Agreement shall, at the election of the Company, be in substantially the form of either Exhibit A-2 (Fixed Rate Note) or Exhibit A-3 (Floating Rate Note) attached hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v) the minimum aggregate principal amount of any Series of Notes issued under a Supplement shall be $10,000,000; and
(vi) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.
2B. Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the Series A Closing the Company will pay to Prudential Management Investment, Inc. (“PIMI”), in immediately available funds, a fee (the “Structuring Fee”) pursuant to the terms and conditions of that certain letter agreement dated June 4, 2007 by and between the Company and PIMI.
2C. Additional Floating Rate Provisions.
2C(1). Loan Procedures; Interest on Floating Rate Notes.
(i) In an irrevocable telephonic notice (confirmed by written notice received within one day after such telephonic notice) to each holder of Floating Rate Notes no later than 11:00 A.M. New York City time on the third Business Day prior to the first day of an Interest Period the Company shall elect (a) whether the Loans are to be LIBOR Loans or Prime Loans and (b) if the Loans are to be LIBOR Loans, the applicable Interest Period or Interest Periods; provided that (I) at any time, no more than five Interest Periods may be in effect per Series of Floating Rate Notes outstanding at such time and (II) in no event shall the aggregate principal amount of Loans for any Interest Period be less than $500,000.
(ii) Subject to the terms and conditions hereof, the Company may elect from time to time to convert LIBOR Loans to Prime Loans or Prime Loans to LIBOR Loans by giving an irrevocable telephonic notice (confirmed by written notice received within one day after such telephonic notice) to each holder of Floating Rate Notes no later than 11:00 A.M. New York City time on the third Business Day prior to the effective date of such election, which effective date shall be the last day of the applicable Interest Period for such Loans. Any such notice concerning conversions to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor.
(iii) If the Company has failed to elect a new Loan Type and Interest Period or Interest Periods for the Loans in a timely manner, the Company shall be deemed to have elected (a) to continue LIBOR Loans as LIBOR Loans having an Interest Period or Interest Periods equal to that of the Interest Period or Interest Periods immediately preceding such new Interest Period or Interest Periods, and (b) to continue Prime Loans as Prime Loans. All Interest Periods for the Loans shall be deemed to end on the earliest of (I) the maturity date of the Floating Rate Note having the latest maturity date, (II) the date the Loans become due and payable pursuant to paragraph 7A or (III) the Proposed Prepayment Date, with respect to Floating Rate Notes prepaid pursuant to paragraph 4D.

(iv) Notwithstanding any of the foregoing, if an Event of Default has occurred or is continuing as of the end of any Interest Period, then the Company shall be deemed to have elected (a) to convert LIBOR Loans to Prime Loans and (b) to continue Prime Loans as Prime Loans.
(v) Interest on the Floating Rate Notes shall (a) be payable (I) on the last day of each Interest Period, which, except as otherwise provided in the definition of “Interest Period” set forth in paragraph 10B, shall be, (A) with respect to any LIBOR Loan, the day numerically corresponding to the commencement date of such LIBOR Loan in the calendar month that is one, three or six months thereafter, in each case as the Company may specify or be deemed to specify (provided that in the case of an Interest Period with respect to any LIBOR Loan in excess of three months, interest shall also be payable on the day which occurs three months after the first day of such Interest Period), and (B) with respect to any Prime Loan, the last day of March, June, September or December, as applicable, next succeeding the commencement date of such Prime Loan, (II) on the date of any prepayment (on the amount prepaid), (III) at maturity (whether by acceleration or otherwise) and (IV) after such maturity, on demand and (b) be computed on the actual number of days elapsed over, in the case of any LIBOR Loan, a year of 360 days and, in the case of any Prime Loan, a year of 365 or 366 days, as the case may be.
2C(2). Breakage Cost Indemnity.
(i) The Company agrees to indemnify each holder of Floating Rate Notes for, and to pay promptly to such holder upon written request, any amounts required to compensate such holder for any losses, costs or expenses sustained or incurred by such holder (including, without limitation, any loss (including loss of anticipated profits), cost or expense sustained or incurred by reason of the liquidation or reemployment of deposits or other funds acquired to fund or maintain any LIBOR Loan) as a consequence of (a) any event (including any prepayment of Floating Rate Notes pursuant to paragraph 4A, 4B or 4D, or any acceleration of Floating Rate Notes in accordance with paragraph 7A) which results in (I) such holder receiving any amount on account of the principal of any LIBOR Loan prior to the end of the Interest Period in effect therefor or (II) the conversion of the Interest Period, other than on the first day of the Interest Period in effect therefor, or (b) any default in the making of any payment or prepayment required to be made in respect of the Floating Rate Notes (such amount being the “Breakage Cost Obligation”).
(ii) A certificate of any holder of Floating Rate Notes setting forth any amount or amounts which such holder is entitled to receive pursuant to this paragraph 2C(2), together with calculations in reasonable detail reflecting the basis for such amount or amounts, shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such holder the amount shown as due on any such certificate within ten days after its receipt of the same.

(iii) The provisions of this paragraph 2C(2) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Floating Rate Note, or any investigation made by or on behalf of any holder of Floating Rate Notes.
2C(3). Reserve Requirements; Change in Circumstances.
(i) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority (or the NAIC) charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any holder of Floating Rate Notes or shall impose on such holder or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such holder and the result of any of the foregoing shall be to increase the cost to such holder of making or maintaining any LIBOR Loan or to reduce the amount of any payment received or receivable by such holder hereunder or under any of the Floating Rate Notes (whether of principal, interest or otherwise), then the Company will pay to such holder upon demand such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered.
(ii) If any holder of a Floating Rate Note shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted before or after the date hereof) or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by such holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any governmental authority (or the NAIC) has or would have the effect of reducing the rate of return on such holder’s capital as a consequence of Loans made pursuant hereto to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by such holder to be material, then from time to time the Company agrees to pay to such holder such additional amount or amounts as will compensate such holder for any such reduction suffered.
(iii) A certificate of any holder of Floating Rate Notes setting forth the amount or amounts necessary to compensate such holder as specified in clause (i) or (ii) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such holder the amount shown as due on any such certificate within ten days after its receipt of the same.

(iv) Failure or delay on the part of any holder of Floating Rate Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder’s right to demand such compensation with respect to such period or any other period. The protection of this paragraph shall be available to any such holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.
(v) The provisions of this paragraph 2C(3) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Floating Rate Note, or any investigation made by or on behalf of any holder of Floating Rate Notes.
2C(4). Illegality.
(i) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any governmental authority (or the NAIC) charged with the administration or interpretation thereof shall make it unlawful for any holder of Floating Rate Notes to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then (a) such holder shall promptly notify the Company in writing of such circumstances (which notice shall be withdrawn when such holder determines that such circumstances no longer exist), (b) the obligation of such holder to make LIBOR Loans, to continue LIBOR Loans as LIBOR Loans and to convert Prime Loans to LIBOR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such holder to make or maintain LIBOR Loans, such holder shall be obligated only to make Prime Loans and (c) such holder may require that all LIBOR Loans made by it be converted to Prime Loans, in which event all such LIBOR Loans shall be automatically converted to Prime Loans as of the effective date of such notice as provided in clause (ii) below.
(ii) For purposes of this paragraph 2C(4), a notice to the Company by any holder of Floating Rate Notes shall be effective as to LIBOR Loans made by such holder, if lawful, on the last day of the Interest Period or Interest Periods currently applicable to such LIBOR Loans; in all other cases such notice shall be effective on the date of receipt by the Company. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such holder such amounts, if any, as may be required pursuant to paragraph 2C(2).

2C(5). Inability to Determine Interest Rate. If prior to the first day of any Interest Period, any holder of Floating Rate Notes shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, such holder shall give notice thereof to the Company as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Prime Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans shall be converted to or continued as Prime Loans and (iii) any outstanding LIBOR Loans shall be converted, at the end of the then applicable Interest Period, to Prime Loans. Until such notice has been withdrawn by such holder, no further LIBOR Loans shall be made or continued as such, nor shall the Company have the right to convert Prime Loans to LIBOR Loans.
3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:
3A. Certain Documents. Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:
(i) The Note(s) to be purchased by such Purchaser.
(ii) Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Note Documents (provided that for any Closing Day occurring after the Series A Closing, the Company may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this clause (ii) as an alternative to the further delivery thereof).
(iii) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder by the Company (provided that for any Closing Day occurring after the Series A Closing, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Additional Notes and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this clause (iii), as an alternative to the further delivery thereof).
(iv) Certified copies of the certificate of incorporation and bylaws of the Company (provided that for any Closing Day occurring after the Series A Closing, the Company may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this clause (iv), as an alternative to the further delivery thereof).

(v) Certified copies of the resolutions of the Board of Directors (or equivalent governing body) of each Subsidiary authorizing the execution and delivery of the Note Documents to which such Subsidiary is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Note Documents (provided that for any Closing Day occurring after the Series A Closing, such Subsidiary may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this clause (v) as an alternative to the further delivery thereof).
(vi) A certificate of the Secretary or an Assistant Secretary and one other officer of each Subsidiary certifying the names and true signatures of the officers of such Subsidiary, or its sole shareholder, as the case may be, authorized to sign the Note Documents to which such Subsidiary is a party and the other documents to be delivered hereunder by such Subsidiary (provided that for any Closing Day occurring after the Series A Closing, the Secretary or an Assistant Secretary and one other officer of such Subsidiary or its sole shareholder, as the case may be, may certify that there has been no change to the officers of such Subsidiary or its sole shareholder, as the case may be, authorized to sign documents to be delivered on such Closing Day since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this clause (vi), as an alternative to the further delivery thereof).
(vii) Certified copies of the certificate of incorporation and bylaws (or equivalent constitutive documents) of each Subsidiary (provided that for any Closing Day occurring after the Series A Closing, such Subsidiary may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this clause (vii), as an alternative to the further delivery thereof).
(viii) A favorable opinion of Crowe & Dunlevy to the effects set forth in Exhibit B attached hereto, satisfactory to such Purchaser and as to such other matters as such Purchaser may reasonably request. The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Additional Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.
(ix) A good standing certificate for each of the Company and each of its Subsidiaries from the Secretary of State (or equivalent governmental official) of the State of its organization dated of a recent date and such other evidence of its status as such Purchaser may reasonably request.
(x) Solely with respect to the Series A Closing, certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company or any of its Subsidiaries (under its present name and previous names) as debtor and which are filed in the state of its organization, together with copies of such financing statements.

(xi) Solely with respect to the Series A Closing, the Guaranty Agreement, duly executed by each of the Guarantors signatory thereto.
(xii) Solely with respect to the Series A Closing, the Pledge Agreement, duly executed by each of the Pledgors signatory thereto.
(xiii) Solely with respect to the Series A Closing, all certificates, if any, representing the Equity Interests pledged under the Pledge Agreement, together with an undated assignment instrument for each such certificate, duly executed in blank by the holder thereof.
(xiv) Solely with respect to the Series A Closing, an executed counterpart of an amendment to the Bank Agreement providing an increase to the Maximum Subordinated Amount (as defined in the Bank Agreement) in order to permit the transactions contemplated by the Note Documents.
(xv) Except to the extent previously executed and delivered in connection with the issuance of another Series of Notes or in order to comply with the requirements of paragraph 5L, Mortgages with respect to each of the U.S. Oil and Gas Properties that is subject to a Lien in favor of the Bank Agent, duly executed by all parties thereto.
(xvi) Evidence satisfactory to such Purchaser as to the status of the Company’s or the applicable Subsidiary’s title to such of the Oil and Gas Properties described in clause (xv), or in any Mortgage executed and delivered by the Company or any of its Subsidiaries after the Series A Closing Day, as such Purchaser may reasonably request.
(xvii) Such environmental reports as such Purchaser may request, in each case satisfactory in form, scope and substance to such Purchaser.
(xviii) Solely with respect to the Series A Closing, the Security Agreement, duly executed by the parties thereto.
(xix) Solely with respect to the Series A Closing, the Deposit Account Control Agreements, duly executed by all parties thereto.
(xx) Solely with respect to the Series A Closing, Direction Letters executed in blank by the Company, in such quantity as the Collateral Agent may reasonably request.
(xxi) Solely with respect to the Series A Closing, Letters-in-Lieu executed in blank by the Company, in such quantity as the Collateral Agent may reasonably request.
(xxii) Solely with respect to the Series A Closing, the Intercreditor Agreement, duly executed by all parties thereto.
(xxiii) Solely with respect to the Series A Closing, the Collateral Agency Agreement, duly executed by all parties thereto.

(xxiv) Solely with respect to the Series A Closing, appropriate UCC-1 Financing Statements, naming the Collateral Agent as secured party and covering the collateral under the Security Documents, for filing with the appropriate authorities.
(xxv) Solely with respect to the Series A Closing, certificate(s) of insurance naming the Collateral Agent as an additional insured and evidencing insurance that meets the requirements of this Agreement and the Security Documents and that is in amount, form and substance, and from an issuer, satisfactory to such Purchaser.
(xxvi) Solely with respect to the Series A Closing, a certified copy of the Bank Agreement, in form, scope and substance satisfactory to such Purchaser.
(xxvii) Solely with respect to the Series A Closing, a certified copy of the Engineering Report prepared and signed by MHA Petroleum Consultants, Inc. and Sproule Associates Inc. and with an effective date as of December 31, 2006 (the “Initial Engineering Report”), which report shall include all information required to be included in Engineering Reports delivered pursuant to clause (v) of paragraph 5A and shall otherwise be satisfactory in form, scope and substance to such Purchaser, and which report shall be accompanied by a determination of Adjusted PV10, certified by a Responsible Officer of the Company.
(xxviii) Solely with respect to the Series A Closing, written funding instructions of the Company in the form of Exhibit C attached hereto.
(xxix) Solely with respect to the Series A Closing, (a) the Indebtedness evidenced by the Diamond Note shall have been cancelled and converted to equity and (b) the Amended and Restated Security Agreement, dated as of June 7, 2006, made by Diamond in favor of the Company shall have terminated and all UCC-1 financing statements and other filings relating thereto shall have been released or, at the option of the Bank Agent, assigned by the Company to the Bank Agent.
(xxx) Such additional legal opinions, documents and certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.
3B. Opinion of Purchasers’ Special Counsel. Solely with respect to the Series A Closing, each Series A Purchaser shall have received from Baker Botts L.L.P., who is acting as special counsel for the Series A Purchasers in connection with this transaction, a favorable opinion satisfactory to such Series A Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.
3C. Representations and Warranties; No Material Adverse Change; No Default. The representations and warranties contained in paragraph 8 and in the other Note Documents shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall have occurred since December 31, 2006 no event having, or which could reasonably be expected to have, a Material Adverse Effect; there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to such Purchaser a certificate of an officer of the Company, dated such Closing Day, to all such effects.

3D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.
3E. Legal Matters. Counsel for such Purchaser, including any special counsel for the Purchasers retained in connection with the purchase and sale of such Additional Notes, shall be satisfied as to all legal matters relating to such purchase and sale, and such Purchaser shall have received from such counsel favorable opinions as to such legal matters as it may request.
3F. Payment of Fees. The Company shall have paid to the Purchasers any fees due them pursuant to or in connection with this Agreement, including any Structuring Fee payable to PIMI pursuant to paragraph 2B. In addition, all other fees which are due and payable on or before any Closing Day (including fees payable to (i) the Purchasers’ engineering consultants and other technical advisors and (ii) the Collateral Agent and its counsel to the extent reflected in statements rendered to the Company at least one Business Day prior to such Closing Day) shall have been paid, and without limiting the provisions of paragraph 11B, special counsel to the Purchasers shall have received its fees, charges and disbursements to the extent reflected in a statement of such special counsel rendered to the Company at least one Business Day prior to such Closing Day.
3G. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
3H. Private Placement Numbers. A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series of Notes being issued on such Closing Day.
3I. Certain Additional Conditions to Issuance of Additional Notes. The Obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following additional conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

3I(1). Compliance Certificate. A duly authorized senior financial officer of the Company shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company and its Subsidiaries is in compliance with the requirements of paragraph 6 on such date and after giving effect to the issuance of such Series of Additional Notes.
3I(2). Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit D hereto.
3I(3). Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in paragraph 9 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.
4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to any required prepayments set forth in such Notes as provided in paragraph 4A and 4D and with respect to the optional prepayments permitted by paragraph 4B. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.
4A. Required Prepayments in the Case of Certain Asset Dispositions. If the Company is required to make any prepayment in respect of the Notes pursuant to the provisions of paragraph 6G, the Company shall apply to the prepayment of the Notes 100% of the Net 1Cash Proceeds of the applicable sale, transfer or other disposition, together with interest thereon to the date of prepayment and the Yield-Maintenance Amount or Breakage Cost Obligations, if any, in respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph shall be applied in satisfaction of required payments of principal thereof in inverse order of their respective scheduled due dates.
4B. Optional Prepayments.
4B(1). Optional Prepayment of Fixed Rate Notes with Yield-Maintenance Amount. The Notes of all Series of Fixed Rate Notes shall be subject to prepayment on any Business Day, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of Fixed Rate Notes pursuant to this paragraph 4B(1) shall be applied, in accordance with paragraph 4E, in satisfaction of required payments of principal of the Fixed Rate Notes of all Series of Fixed Rate Notes in inverse order of their respective scheduled due dates.

4B(2). Optional Prepayment of Floating Rate Notes. The Notes of all Series of Floating Rate Notes shall be subject to prepayment on any Business Day occurring at least 12 months after the respective dates of issue for such Series, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at (i) 101% of the principal amount so prepaid, if such prepayment occurs on or prior to the second anniversary of the date of issue, and (ii) 100% of the principal amount so prepaid, if such prepayment occurs after the second anniversary of the date of issue, in each case plus interest thereon to the prepayment date; provided that if any Floating Rate Notes are prepaid pursuant to this paragraph 4B(2) on any day other than the last day of the applicable Interest Period, then such prepayment will be subject to paragraph 2C(2) and any Breakage Cost Obligation payable thereunder. Any partial prepayment of Floating Rate Notes pursuant to this paragraph 4B(2) shall be applied, in accordance with paragraph 4E, in satisfaction of required payments of principal of the Floating Rate Notes of all Series in inverse order of their respective scheduled due dates.
4C. Notice of Optional Prepayment. The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, specifying the aggregate principal amount of the Notes to be prepaid on such date, identifying each Note held by such holder, and the principal amount of each such Note, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount and Breakage Cost Obligation, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto, on Schedule A attached to any Supplement or by notice in writing to the Company.
4D. Offer to Prepay Notes in the Event of a Change in Control or a Change in Management.
(i) Notice of Change in Control, Control Event or Change in Management. The Company will, within five days after any Responsible Officer has knowledge of the occurrence of any Change in Control, Control Event or Change in Management, give written notice of such Change in Control, Control Event or Change in Management to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) or Change in Management shall have been given pursuant to clause (ii) of this paragraph 4D. If a Change in Control has occurred and the successor is not a Qualifying Public Company, or if a Change in Management has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in clause (iii) of this paragraph 4D and shall be accompanied by the certificate described in clause (vi) of this paragraph 4D. The Company shall, on or before the day on which it gives such written notice of such Change in Control or Change in Management, give telephonic notice thereof to each holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto, on Schedule A attached to any Supplement or by notice in writing to the Company.

(ii) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control or Change in Management unless at least 15 days prior to such action it shall have given to each holder of Notes written notice of such impending Change in Control or Change in Management. The Company shall, on or before the day on which it gives such written notice of such impending Change in Control or Change in Management, give telephonic notice thereof to each holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto, on Schedule A attached to any Supplement or by notice in writing to the Company.
(iii) Offer to Prepay Notes. The offer to prepay Notes contemplated by the foregoing clause (i) shall be an offer to prepay, in accordance with and subject to this paragraph 4D, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).
(iv) Acceptance. The Company shall, on or before the seventh day prior to the Proposed Prepayment Date, give telephonic renotification and confirmation thereof to each holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4D by causing a notice of such acceptance to be delivered to the Company on or before the fifth day prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 4D on or before such date shall be deemed to constitute an acceptance of such offer by such holder.
(v) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4D shall be at 100% of the principal amount of such Notes, together with interest accrued to the date of prepayment and the Yield-Maintenance Amount or Breakage Cost Obligations, if any, with respect to each such Notes. The prepayment shall be made on the Proposed Prepayment Date.
(vi) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4D shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this paragraph 4D; (c) the principal amount of each Note offered to be prepaid; (d) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (e) that the conditions of this paragraph 4D have been fulfilled; and (f) in reasonable detail, the nature and date of the Change in Control or Change in Management.

4E. Application of Prepayments.
(i) Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4B, the amount so prepaid shall be allocated to all outstanding Notes of all Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4D) in proportion to the respective outstanding principal amounts thereof (and, in the case of prepayments of any Series of Floating Rate Notes, allocated to Loans outstanding under such Floating Rate Notes as the Company shall direct in writing).
(ii) Upon any prepayment of Notes of any Series pursuant to paragraph 4D, the amount so prepaid shall be allocated to all Notes of all Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4D) at the time outstanding and held by holders of such Notes who have accepted the Company’s offer of prepayment made pursuant to paragraph 4D in proportion to the respective outstanding principal amounts thereof (and, in the case of prepayments of any Series of Floating Rate Notes, allocated to Loans outstanding under such Floating Rate Notes as the Company shall direct in writing).
4F. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated installment or final maturities (other than by prepayment pursuant to paragraphs 4A, 4B or 4D or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.
5. AFFIRMATIVE COVENANTS. So long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:.
5A. Financial Statements; Notice of Defaults. The Company will deliver to each holder of any Notes:
(i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or, if earlier, such date as the Company is required to file a Quarterly Report on Form 10-Q with the SEC), consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;

(ii) as soon as practicable and in any event within 120 days after the end of each fiscal year (or, if earlier, such date as the Company is required to file an Annual Report on Form 10-K with the SEC), consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and reported on by Smith, Carney & Co., p.c., or by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s);
(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public equity holders and copies of all registration statements (without exhibits) and all reports which it files with the SEC, provided, that such information need not be provided by the Company if it is available on the SEC’s EDGAR system and the Company sends to such holder an email notification at the time such information becomes available on such system;
(iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;
(v) (a) prior to April 1 of each year, an Engineering Report which shall be dated as of a date on or after the immediately preceding December 31, (b) prior to October 1 of each year, an Engineering Report which shall be dated as of a date on or after the immediately preceding August 1, (c) at such other times as the Required Holder(s) may request, an Engineering Report which shall be dated as promptly after such request as practicable (and in any event within 30 days after any such request), and (d) up to two other times during any 12-month period at the Company’s election, an Engineering Report which shall be dated within 45 days before the date of delivery thereof to such holder, each such Engineering Report described in this clause (v) setting forth the Company’s and its Subsidiaries’ reserve information in the same form, substance and detail as that provided in the Initial Engineering Report, including, but not limited to, the oil and gas reserves attributable to the U.S. Oil and Gas Properties of the Company and its Subsidiaries, together with a projection of the rate of production and taxes, operating expenses and capital expenditures with respect thereto as of the date thereof, based on prices determined as provided in the definition of “Engineering Report”, and accompanied by a determination of Adjusted PV10 as of the date thereof, certified by a Responsible Officer;

(vi) as soon as practicable and in any event within five days after any Responsible Officer of the Company obtaining knowledge (a) of any condition or event which, in the opinion of management of the Company, would reasonably be expected to have a Material Adverse Effect, (b) that any Person has given any notice from any Person to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in clause (ii) of paragraph 7A, (c) of the institution of any litigation involving claims against the Company or any of its Subsidiaries (other than claims as to which the Company’s insurance carrier has confirmed coverage) equal to or greater than $1,000,000 with respect to any single cause of action or of any adverse determination in any court proceeding in any litigation involving a potential liability to the Company or any of its Subsidiaries equal to or greater than $1,000,000 with respect to any single cause of action which makes the likelihood of an adverse determination in such litigation against the Company or such Subsidiary substantially more probable or (d) of any regulatory proceeding which would reasonably be expected to have a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition, or specifying the details of such proceeding, litigation or dispute and what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto;
(vii) promptly after the filing or receiving thereof, copies of all reports and notices which the Company files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or which the Company receives from such corporation;
(viii) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in clause (xiii) of paragraph 7A notice of such event and the likely impact on the Company and its Subsidiaries;
(ix) promptly (a) following the execution and delivery thereof, copies of all amendments, restatements, supplements or other modifications of the Bank Agreement and (b) following the delivery thereof under the Bank Agreement, copies of all borrowing base notices and similar reports and communications received from, or sent by the Company or any of its Subsidiaries to, the Bank Agent or any Bank,
(x) so long and at such times as the Company is required to furnish the same or substantially similar materials under the Bank Agreement, a drilling schedule for all U.S. Oil and Gas Properties owned, controlled, or participated in by the Company or any Subsidiary,
(xi) so long and at such times as the Company is required to furnish the same or substantially similar materials under the Bank Agreement, copies of all presentation materials or board books provided to the Board of Directors, in each case that are related to the financial condition of the Company or any Indebtedness of the Company (other than any materials or information governed by a legal claim of privilege or a confidentiality agreement prohibiting the sharing of such information with the holders of Notes),

(xii) so long as the Company is required under the Bank Agreement to furnish or cause to be furnished production and price tracking monthly reports pertaining to the U.S. Oil and Gas Properties (the “Production and Price Tracking Reports”), contemporaneously with the furnishing thereof to the Bank, a copy of such Production and Price Tracking Report,
(xiii) so long as the Company is required under the Bank Agreement to furnish or cause to be furnished copies of drill site title opinions or division order title opinions covering newly drilled wells included in the Collateral which are not covered by title opinions previously delivered to the Bank (the “Periodic Title Information”), contemporaneously with the furnishing thereof to the Bank, a copy of such Periodic Title Information, and
(xiv) with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as such holder may reasonably request.
Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of any Notes an Officer’s Certificate in substantially the form of Exhibit M attached hereto (1) demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 5L, 5M, 6A(1), 6A(2), 6A(3), 6A(4), 6E and 6G and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto and (2) certifying an attached true and complete list, as of the last day of the applicable fiscal quarter or fiscal year, of all Swaps of the Company and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, any new credit support agreements relating thereto not previously delivered to the holders, any margin required or supplied under any credit support document, and the counterparty to each such Swap. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each holder of any Notes a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.
The Company also covenants that promptly, and in any event within five (5) Business Days, after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each holder of any Notes an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
5C. Inspection of Property. The Company will permit any Person designated by any holder in writing, at such holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default does exist, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such Persons with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request.
5D. Covenant to Secure and Guarantee Notes Equally. The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured. If any Person (other than in the case of a Subsidiary, which circumstance is addressed in clause (iv) of paragraph 5O) provides a Guarantee of any obligations under the Bank Agreement, the Company will cause such Person to Guarantee the Notes on a basis subordinate to the Guarantee of the obligations under the Bank Agreement, pursuant to a Guaranty Agreement substantially in the form of Exhibit H attached hereto.
5E. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F. Insurance. The Company will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established reputation engaged in the same or a similar business. The Collateral Agent and all holders of Notes shall be named as additional insureds on all liability insurance policies, obtained or maintained by or on behalf of the Company and its Subsidiaries. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Collateral Agent and the holders of the Notes in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interests of the Collateral Agent and the holders of the Notes shall not be impaired or invalidated by any act or neglect of the Company or the applicable owner or operator of the Oil and Gas Properties. If the Company fails to provide and pay for such insurance, the Collateral Agent or any holder of any Notes may, at its option, but shall not be required to, procure the same and charge the Company therefor. The Company agrees to deliver, or cause to be delivered, to any holder of any Notes, upon request from such holder, true copies of all reports made in any reporting forms to insurance companies.
5G. Maintenance of Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and Material Rights; provided that nothing in this paragraph shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary that is not a Guarantor or the Company if such abandonment or termination would not reasonably be expected to have a Material Adverse Effect.
5H. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such Properties or any part thereof; provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to an active challenge or contest initiated in good faith for which adequate reserves have been established in accordance with GAAP.
5I. Operation and Maintenance of Property. The Company shall maintain, or cause the applicable Subsidiary to:
(i) operate the Oil and Gas Properties and other material Properties, or (to the extent the Company or applicable Subsidiary is able to do so in the case of properties operated by third parties) cause such Oil and Gas Properties and other material Properties to be operated, in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and environmental laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of the Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply would not reasonably be expected to have a Material Adverse Effect;
(ii) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted);

(iii) except where failure to take the following actions would not reasonably be expected to have a Material Adverse Effect, promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;
(iv) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and
(v) to the extent the Company or the applicable Subsidiary is not the operator of any Property, use reasonable efforts to cause such operator to ensure compliance with the foregoing clauses (i) — (iv).
5J. Environmental Covenants. The Company will immediately notify each holder of any Notes of, and provide such holder with copies of any notifications of, discharges or releases or threatened releases or discharges of any Hazardous Material on, upon, into or from any Property owned or used by the Company or any Subsidiary which are given or required to be given by or on behalf of the Company or any Subsidiary to any Governmental Authority, if any of the foregoing would reasonably be expected to have a Material Adverse Effect, and such copies of notifications shall be delivered to the holders at the same time as they are delivered to such Governmental Authority. The Company further agrees promptly to undertake and pursue diligently to completion, or to cause to be undertaken and pursued diligently to completion, any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of any Hazardous Material on, upon, into or from any such Property. To the extent required by applicable law, at all times while owning and operating their respective Properties, the Company will maintain and retain, or cause the applicable Subsidiary to maintain and retain, complete and accurate records of all releases, discharges or other disposal of Hazardous Materials on, onto, into or from any such Property, including, without limitation, records of the quantity and type of any Hazardous Materials disposed of on or off such Property.
5K. Environmental Indemnities. The Company hereby agrees to indemnify, defend and hold harmless the Collateral Agent and each holder of Notes and each of their respective officers, directors, employees, agents, consultants, attorneys, contractors, partners, affiliates, successors, assigns or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys’ fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Governmental Authority, arising out of or related to (i) the breach of any representation or warranty of the Company contained in paragraph 8M set forth herein, (ii) the failure of the Company to perform, or to cause to be performed, any of the covenants contained in paragraph 5J or (iii) the ownership, construction, occupancy, operation, use of any Property of the Company or any Subsidiary prior to the date on which the Obligations have been paid in full and the Security Documents have been released (all of the foregoing, collectively, the “Indemnified Liabilities”). THE FOREGOING INDEMNITY OBLIGATIONS OF THE COMPANY SHALL EXTEND TO ALL INDEMNIFIED LIABILITIES, INCLUDING, WITHOUT LIMITATION, ANY INDEMNIFIED LIABILITIES ARISING FROM OR ATTRIBUTED, IN WHOLE OR IN PART, TO THE NEGLIGENCE OF ANY INDEMNIFIED PARTY. The obligations of the Company under this paragraph 5K shall survive the transfer of any Note or portion thereof or interest therein by any holder thereof or any Transferee, the payment of any Note and the termination of this Agreement or any of the other Note Documents.
5L. Additional Oil and Gas Properties. If at any time, the value of the U.S. Oil and Gas Properties subject to the Liens in favor of the Collateral Agent under the Security Documents at such time represents less than 95% of the value of all Oil and Gas Properties at such time as reflected in the most recent Engineering Report delivered by the Company pursuant to clause (xxvii) of paragraph 3A or clause (v) of paragraph 5A, as applicable, the Company shall grant or cause to be granted to the Collateral Agent as security for the Obligations first-priority Liens (subject only to the prior Lien thereon in favor of the Bank Agent) on such of its U.S. Oil and Gas Properties that upon the grant of such additional Liens, the value of the Oil and Gas Properties subject to the Liens existing under the terms of the Security Documents represent at least 95% of the value of all Oil and Gas Properties as reflected in the most recent Engineering Report delivered by the Company pursuant to clause (xxvii) of paragraph 3A or clause (v) of paragraph 5A, as applicable. All Liens required to be granted to the Collateral Agent pursuant to the preceding sentence will be created and perfected by and in accordance with the provisions of such agreements, instruments and documents as shall be in form, scope and substance satisfactory to the Collateral Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. Concurrently with the granting of the Lien or other action referred to in the preceding two sentences, the Company will provide to the Collateral Agent (i) title information in form, scope and substance satisfactory to the Collateral Agent in its sole discretion with respect to the Company’s or the applicable Subsidiary’s interests in such Oil and Gas Properties and (ii) upon the request of the Collateral Agent or the Required Holders, with the exception of deeds of trust encumbering Oil and Gas Properties in Texas, an opinion of counsel addressed to the Collateral Agent and each holder of Notes in form, scope and substance reasonably satisfactory to such Persons from counsel reasonably acceptable to such Persons, stating that the applicable such agreements, instruments and documents are valid, binding and enforceable in accordance with their respective terms and, where applicable, in legally sufficient form for filing in the applicable jurisdictions.
5M. Hedging Arrangements. The Company will at all times maintain, or cause its applicable Subsidiaries to maintain, Swaps the notional volumes for which are (i) greater than 25% of its reasonably anticipated projected production over the following 12-month period from its PDP Reserves and (ii) not more than the lesser of (a) 75% of its reasonably anticipated projected production over the following 12-month period from its Proved Reserves or (b) 90% of its reasonably anticipated projected production over the following 12- month period from its Proved Developed Reserves, in each case with Approved Counterparties and with remaining terms not exceeding 3 years.

5N. Lockbox Account. (i) The Company shall deposit all Cash Receipts received by it into an account maintained with the Bank Agent and subject (on a second priority basis) to the Deposit Account Control Agreement, or a substantially similar agreement otherwise satisfactory to the Required Holder(s) in their sole discretion (the “Lockbox Account”), (ii) the Company shall direct each payor of any Cash Receipts at such time to make payment to such Lockbox Account, and (iii) after payment in full of all obligations owing under or in connection with the Bank Credit Agreement, the Collateral Agent is authorized to complete and deliver the Direction Letters previously delivered to the Collateral Agent to the current purchasers of the Company’s or any of its Subsidiaries’ Hydrocarbons and the Letters-in-Lieu previously delivered to the Collateral Agent to the payors of proceeds of production from the U.S. Oil and Gas Properties.
5O. Further Assurances.
(i) The Company agrees that at any time and from time to time, at its expense, it will promptly execute and deliver all further instruments and documents (including, without limitation, Direction Letters and Letters-in-Lieu in addition to those delivered on the Series A Closing), and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent or the holders of Notes may reasonably request, in order to perfect and protect any Lien or security interest granted or purported to be granted by the Company under the Security Documents or to enable the Collateral Agent to exercise and enforce rights and remedies thereunder.
(ii) It is the intent of the parties that all obligations of the Company and its Subsidiaries under the Note Documents shall be guaranteed by each Subsidiary, whether now existing or hereafter acquired or created, and shall be secured by substantially all the property and assets of the Company and its Subsidiaries, whether now existing or hereafter acquired, including, without limitation, Oil and Gas Properties, securities accounts, real property, accounts, chattel paper, instruments, deposit accounts, investment property, documents, contracts, letter-of-credit rights, general intangibles, equipment, inventory, permits, patents, trademarks, copyrights, trade names, service marks, Equity Interests issued by the Subsidiaries or other Persons and other properties acquired after the Series A Closing Date and whether owned or acquired by the Company or any Subsidiary.
(iii) At its expense, the Company shall execute and deliver (and, where applicable, authorize the filing of), and shall cause its Subsidiaries to execute and deliver (and, where applicable, authorize the filing of), any and all financing statements, continuation statements and amendments, mortgages, deeds of trust and other instruments, agreements or other documents, and take all action (including, without limitation, filing all Uniform Commercial Code financing statements, continuation statements and amendments, filing or recording mortgages and deeds of trust and filing assignments or other documents customarily filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office) that may be required under applicable law, and that the Required Holder(s) or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Note Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or purported to be created by the Security Documents or in order to effectuate the intent of the parties set forth in clause (ii) of this paragraph 5O.

(iv) At its expense, the Company shall: (a) cause each subsequently acquired or organized Subsidiary, contemporaneously with such acquisition or organization, to execute and deliver (I) a supplement to Guaranty Agreement in the form attached as Annex A to the Guaranty Agreement and (II) each Security Document that the Required Holder(s) or the Collateral Agent may request in order to grant the Collateral Agent a valid, first priority pledge or security interest in the assets and properties of such Subsidiary, including without limitation, any outstanding Equity Interests of any other Subsidiary or other Person which may be held by such Subsidiary; (b) cause any Subsidiary that has not previously executed and delivered the Pledge Agreement or a supplement or joinder thereto and that itself is the holder of Equity Interests of any other Subsidiary or other Person, to execute and deliver such a supplement or joinder to the Pledge Agreement, pledging all of the Equity Interests of any such other Subsidiary or other Person held by it; and (c) pursuant to the Pledge Agreement, deliver or cause such Subsidiary to deliver to the Collateral Agent all certificates, stock powers and other documents required by the Pledge Agreement with respect to any Equity Interests owned or held by it or by such Subsidiary, or take or cause such Subsidiary to take such other actions, all as may be reasonably requested by the Collateral Agent to provide the Collateral Agent with a first priority perfected pledge of and security interest in all outstanding Equity Interests owned or held by such Subsidiary.
(v) Any security interests and Liens granted by the Company and its Subsidiaries pursuant to this paragraph 5O shall be created under the Security Documents and other security agreements, pledge agreements, mortgages, deeds of trust, assignments and other instruments, agreements and other documents in form, scope and substance reasonably satisfactory to the Required Holder(s) and to the Collateral Agent, and at its expense the Company will deliver or in the case of the Company cause to be delivered to the Collateral Agent all such instruments, agreements and other documents, including, without limitation, legal opinions, title opinions, title insurance policies, surveys, environmental site assessments and lien searches, as the Required Holder(s) or the Collateral Agent shall reasonably request to evidence or further compliance with this paragraph 5O.
6. NEGATIVE COVENANTS. So long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:
6A. Financial Covenants.
6A(1). Adjusted PV10 to Total Debt. The Company will not permit, at any time, the ratio of Adjusted PV10 to Total Debt to be less than 1.50 to 1.00.

6A(2). Total Debt to EBITDA Ratio. The Company will not permit, at any time, the ratio of Total Debt to EBITDA for the four fiscal quarters most recently ended to be greater than 4.00 to 1.00.
6A(3). Interest Coverage. The Company will not permit, for any fiscal quarter, commencing with the fiscal quarter ended June 30, 2007, the ratio of EBITDA to Consolidated Interest Expense, in each case for the four fiscal quarters most recently ended, to be less than 2.50 to 1.00.
6A(4). Tangible Net Worth. The Company will not permit, at any time, Consolidated Tangible Net Worth to be less than $135,961,144 plus the sum of (i) 50% of positive Net Income in each fiscal quarter commencing with the fiscal quarter ended June 30, 2007 and (ii) 100% of the Net Cash Proceeds from the issuance and sale of Equity Interests by the Company after March 31, 2007. For purposes of this covenant, the non-cash effects, if any, of Swaps pursuant to Financial Accounting Standards Board Rule No. 133 (Accounting for Derivative Instruments and Hedging Activities) will not be included.
6B. Restricted Payments. The Company will not (i) pay or declare any dividend on any shares of any class of its stock (other than stock dividends), (ii) make any other distributions or other shareholder expenditure on account of any shares of any class of its stock, nor set aside any funds for such purpose, nor (iii) otherwise make or agree to pay for or make (except as set forth in the immediately succeeding paragraph), directly or indirectly, any other distribution with respect to any shares of any class of its stock, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrants or other right to acquire any such shares, except that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (or be created), the Company may declare, and agree to declare and pay, dividends (interest expense) in cash to the holders of Qualified Redeemable Preferred Stock, and the Company may make and pay such dividends so declared within thirty (30) days after such declaration. For the avoidance of doubt, shares of Qualified Redeemable Preferred Stock constitute stock of the Company for purposes of clauses (i), (ii) and (iii) above, and the Company shall not elect (or agree to elect) any option to redeem any Qualified Redeemable Preferred Stock without the prior written consent of the Required Holders.
The Qualified Redeemable Preferred Stock issued by the Company may include (as provided in clause (ii) of the definition thereof) a provision for the mandatory redemption of such stock following a Change in Control or a Change in Management (as contemplated by paragraph 4D). Moreover, the Company may make a mandatory redemption payment on Qualified Redeemable Preferred Stock solely by reason of a Change in Control or a Change in Management (as contemplated by paragraph 4D), and such mandatory redemption payment in itself is not an Event of Default (although nothing set forth in this Agreement shall subordinate the Note holders’ priority of payment). However, the Company acknowledges that nothing set forth in the paragraph 6B (or in the definition of Qualified Redeemable Preferred Stock or clause (xvi) of paragraph 7A below) modifies or restricts the application of paragraph 4D, and if a Change in Control or a Change in Management occurs then the provisions of paragraph 4D shall apply and the holders of Notes that accept the Company’s offer to prepay pursuant to paragraph 4D shall be entitled to be paid in accordance therewith.

6C. Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D), or assign or otherwise convey any right to receive income or profits, except:
(i) Liens for taxes, assessments or other governmental levies or charges which are not yet due or which are being contested in good faith by the Company or any Subsidiary for which adequate reserves have been taken in accordance with GAAP;
(ii) statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or are being contested in good faith by the Company or any Subsidiary and for which adequate reserves have been taken in accordance with GAAP;
(iii) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business (a) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (b) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $500,000 in the aggregate at any time), bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations or (c) otherwise to satisfy statutory or legal obligations; provided that in each such case such Liens (I) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money or the obtaining of advances or credit and (II) do not, in the aggregate, materially detract from the value of the Property so encumbered or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;
(iv) any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; provided that such attachment or judgment Liens shall not secure obligations (other than obligations that arise from claims that are covered by insurance and as to which the insurance carrier has confirmed coverage) in excess of $300,000 in the aggregate at any time;
(v) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of the Property so encumbered or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;

(vi) [intentionally omitted]
(vii) Liens in existence on the date hereof as set forth on Schedule 6C attached hereto;
(viii) Liens securing the Notes;
(ix) Liens in favor of the Bank Agent for the benefit of the Banks under the Bank Agreement and Liens in favor of any Bank or any Affiliate of a Bank under any Swap agreement between the Company or any Subsidiary and such Bank or Affiliate of a Bank while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Bank under the Bank Agreement;
(x) Liens securing obligations arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business in good faith;
(xi) Liens arising under the Participation Agreement, as in effect on December 31, 2006, in connection with the PVOG Production Payment;
(xii) Liens arising under royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Company warranted in the Security Documents; and
(xiii) minor imperfections of title or Liens that do not secure Indebtedness or other extensions of credit and do not materially impair the development, operation or value of the property in its intended use or title thereto and which are of a nature commonly existing with respect to properties of similar character.
6D. Indebtedness. The Company will not, and will not permit any Subsidiary to, create incur, assume or suffer to exist any Indebtedness, except;
(i) Indebtedness of the Company under the Bank Agreement and Guarantees by Subsidiaries executed in connection therewith;
(ii) Indebtedness of any Subsidiary to the Company or a Wholly Owned Subsidiary;

(iii) Indebtedness arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business in good faith.;
(iv) Indebtedness arising under hedging arrangements pursuant to paragraph 5M;
(v) Indebtedness arising under Participation Agreement in connection with the PVOG Production Payment; and
(vi) other Indebtedness of the Company (other than Indebtedness to any Subsidiary), that is created, incurred or assumed after the Series A Closing in compliance, on a pro forma basis, with paragraphs 6A(1) and 6A(2).
6E. Loans, Advances, Investments and Contingent Liabilities. The Company will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or extend credit (other than credit extended in the normal course of business to any Person who is not an Affiliate of the Company) to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or enter into or permit to exist any Guarantee in respect of the obligations of any other Person, or commit to do any of the foregoing, (all of the foregoing collectively being “Investments”), except for the Investments set forth in clauses (i) — (xiii) below (collectively, “Permitted Investments”):
(i) Investments in existence on the date hereof and described on Schedule 6E attached hereto;
(ii) loans or advances to any Wholly Owned Subsidiary that is a Guarantor; provided, that no such loans or advances may be made to Diamond after July 15, 2007 except to the extent necessary to fund capital expenditures by Diamond that are necessary and appropriate to maintain the existing three drilling rigs in service, including the initial placement of the third drilling rig in service (it being understood and agreed that the foregoing shall require the Company to obtain the consent of the Required Holders in order for the Company or any Subsidiary to make loans or advances to Diamond in order to permit Diamond to acquire an additional drilling rig);
(iii) stock, obligations or other securities of, or capital contributions to, a Wholly Owned Subsidiary that is a Guarantor or a Person which immediately after the purchase or acquisition of such stock, obligations or other securities will be a Wholly Owned Subsidiary that is a Guarantor; provided, that the foregoing shall not permit the Company or any Subsidiary, after July 15, 2007, to purchase or acquire any stock, obligations or securities of, or any other interest in, or to make any capital contribution to, Diamond, or to commit to do any of the foregoing, except to the extent necessary to fund capital expenditures by Diamond that and necessary and appropriate to maintain the existing three drilling rigs in service, including the initial placement of the third drilling rig in service (it being understood and agreed that the foregoing shall require the Company to obtain the consent of the Required Holders in order for the Company or any Subsidiary to purchase or acquire any stock, obligations or securities of, or any other interest in, or to make any capital contribution to, Diamond, or to commit to do any of the foregoing, in order to permit Diamond to acquire an additional drilling rig);

(iv) obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government, in each case which mature within one year from the date acquired;
(v) demand and time deposits with, Eurodollar deposits with or certificates of deposit issued by (a) Capital One, National Association or Union Bank of California, N.A. or (b) any commercial bank or trust company (1) organized under the laws of the United States or any of its states or having branch offices therein, (2) having equity capital in excess of $500,000,000 and (3) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “A” or better by S&P, “A2” or better by Moody’s, in each case payable in the United States in United States dollars, in each case which mature within one year from the date acquired;
(vi) readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s and maturing not more than 270 days from the date of creation thereof;
(vii) bonds, debentures, notes or similar debt instruments issued by a state or municipality given a “AA” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;
(viii) negotiable instruments endorsed for collection in the ordinary course of business;
(ix) Investments arising from transactions by the Company or any Subsidiary with customers or suppliers that are not Affiliates or otherwise in settlement of debt (including Investments received in settlement of trade receivables which trade receivables are fully reserved against on the books of the Company or such Subsidiary or are less than one year overdue) in the ordinary course of business;
(x) Guarantees of the Obligations by the Guarantors;
(xi) Guarantees of obligations of the Company under the Bank Agreement by the Guarantors;
(xii) advances made pursuant to operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business; and

(xiii) Investments other than those set forth in the preceding clause (i) - (xii); provided that (a) the aggregate amount of such Investments, valued at the original cost thereof, shall not exceed $250,000 at any time and (b) none of such Investments shall be made in Diamond.
Notwithstanding the foregoing, no Subsidiary shall make any loan or advance to, or acquire any stock, obligations or securities of, the Company.
6F. Merger, Consolidation, Etc. The Company will not and will not permit any Subsidiary to merge or consolidate with or into any other Person or convey, transfer or lease all or substantially all of its assets to any Person, except that:
(i) any Subsidiary may merge or consolidate with or into the Company; provided that the Company is the continuing or surviving entity;
(ii) any Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary that is a Guarantor; provided that such Wholly Owned Subsidiary is the continuing or surviving entity; and
(iii) the Company may merge or consolidate with or into, or convey all or substantially all its assets to, a corporation that is not a Subsidiary, provided, that
(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance all or substantially all of the assets of the Company, as the case may be (the “Successor Corporation”), shall (1) be a Solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (2) after giving effect to such consolidation, merger or conveyance, have a Consolidated Tangible Net Worth at least as great as that of the Company immediately prior thereto and (3) if the Company is not the Successor Corporation, be a Qualifying Public Company ;
(b) if the Company is not the Successor Corporation, such corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes and each other Note Document to which the Company is a party; and
(c) immediately after giving effect to such transaction no Default or Event of Default would exist. No such conveyance of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement, the Notes or any other Note Document to which it is a party.

6G. Sale of Assets, Etc. The Company will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property (including, without limitation, the sale or other transfer of any Equity Interest in a Subsidiary or the issuance of any Equity Interest by a Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary) except for (i) the sale of Hydrocarbons or other inventory of a Subsidiary sold in the ordinary course of business, (ii) the sale or transfer of equipment (other than drilling rigs) that is no longer necessary for the business of the Company or such Subsidiary or is replaced by equipment of at least comparable value and use, (iii) the transfer by sale, trade, farm-out or otherwise of prospects, undeveloped Oil and Gas Properties, Oil and Gas Properties not known to contain Proved Reserves and Property relating to any of the foregoing in the ordinary course of business of the Company and its Subsidiaries, (iv) the sale, trade, license, farm-out, or other similar disposition of geological and seismic data in the ordinary course of business of the Company or its Subsidiaries and (v) the sale or transfer of any Oil and Gas Properties or other Property (other than drilling rigs) that is on an arm’s-length basis and that, in the aggregate during any period of 12 consecutive months, has a Fair Market Value no greater than 5% of Adjusted PV10 as reflected in the Engineer’s Report most recently delivered pursuant to paragraph 5A(v) or paragraph 3A(xxvii), as the case may be, provided that, with respect to any sale, assignment, farm-out, conveyance or other transfer of any Oil and Gas Property pursuant to this clause (v), (A) the Company would be in compliance with paragraph 6A(1) determined as of the last day of the fiscal quarter most recently ended, after giving pro forma effect to such sale or transfer, and (B) no later than five Business Days immediately prior to such sale or transfer, the Company shall have delivered to the Required Holders a certificate of an Authorized Officer of the Company certifying that any such sale or transfer would be permitted by this clause (v) (which certificate shall have attached thereto reasonably detailed back-up data and calculations showing such compliance) and identifying the applicable Property and the price and other terms of the applicable sale or transfer.
So long as no Default or Event of Default has occurred and is continuing at the time of the applicable sale or transfer pursuant to clause (v) of the preceding paragraph: (a) if the Company states in the certificate delivered pursuant to the last sentence of the preceding paragraph that the Company or the relevant Subsidiary intends to reinvest, within 180 days after the applicable sale or transfer, the Net Cash Proceeds thereof in property or assets similar to the property or assets that were subject to such sale or transfer, no prepayment of the Notes pursuant to paragraph 4A shall be required with respect to such Net Cash Proceeds so long as such Net Cash Proceeds are in fact so reinvested within such 180-day period, and (b) in any event, no prepayment of the Notes shall be required in respect of any sale or transfer in any fiscal year of the Company to the extent that the aggregate Net Cash Proceeds received on account of all sales or transfers during the period of 12 consecutive months most recently ended (and not reinvested as contemplated by clause (a) above) does not exceed $500,000.
6H. Sale or Discount of Receivables. The Company will not and will not permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, other than the discounting or sale of receivables without recourse in order to compromise or collect the same.

6I. Line of Business. The Company will not change, and will not permit any Subsidiary to change, in any material respect the nature of its business or operations from the business conducted by the Company and its Subsidiaries on the date hereof and will not engage, and will not permit any Subsidiary to engage directly or indirectly in any material business activity, or purchase or otherwise acquire any material Property, in either case not directly related to the conduct of its business or operations as presently carried on.
6J. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.
6K. Related Party Transactions. The Company will not and will not permit any Subsidiary to directly or indirectly, purchase, acquire or lease any Property from, or sell, transfer or lease any Property to, or otherwise deal with, in the ordinary course of business or otherwise any Related Party except in the ordinary course of business and upon terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party; provided that the foregoing shall not apply to (i) any transaction between the Company and any Wholly Owned Subsidiary that is a Guarantor or between Wholly Owned Subsidiaries that are Guarantors and (ii) sales to, or purchases (within the limitations of paragraph 6B) from, any such Related Party of shares of common Equity Interests for cash consideration equal to the Fair Market Value thereof (except pursuant to employee stock option, stock appreciation and similar stock-based incentive plans applicable to employees of the Company that have been approved by a majority of the Company’s outside directors).
6L. Issuance of Stock by Subsidiaries. The Company will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares or other Equity Interests) to issue, sell or dispose of any shares of its stock (or equivalent Equity Interests) of any class except (i) for directors’ qualifying shares (or equivalent Equity Interests) or other shares (or equivalent Equity Interests) issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares (or equivalent Equity Interests) necessary to satisfy such requirement) and (ii) to the Company or a Wholly Owned Subsidiary that is a Guarantor.
6M. Subsidiary Restrictions. The Company will not and will not permit any Subsidiary to enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Company of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary (exclusive of restrictions on such payments, redemptions or distributions with respect to Minority Interests), (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Company of Property or other assets by Subsidiaries (exclusive of restrictions on such transfers which benefit Minority Interests).

6N. Maintenance of Credit Facility. The Company will at all times maintain a committed, revolving credit facility with a remaining term of at least 6 months and maintain the Borrowing Base thereunder in an amount not less than $50,000,000.
6O. Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into any Swaps with any Person other than (i) Swaps in respect of commodities with an Approved Counterparty and otherwise in compliance with paragraph 5M, (ii) Swaps in respect of interest rates with an Approved Counterparty and not for speculative purposes and (iii) Swaps required under paragraph 5M.
6P. Prohibition Against Layering. The Company will not and will not permit any Subsidiary to incur, create, issue, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness (including, without limitation, Indebtedness permitted pursuant to paragraphs 6A(1), 6A(2) and 6D) that is subordinate or junior in right of payment to any Indebtedness under the Bank Agreement or any Guarantee in respect thereof unless such Indebtedness is also unsecured and subordinate in right of payment to the Notes and all Guarantees in respect thereof, as the case may be, upon terms satisfactory to the Required Holder(s).
6Q. Qualified Redeemable Preferred Stock. The Company will not enter into the initial closing and funding of any Qualified Redeemable Preferred Stock without the prior written consent of the Required Holders as to the form and substance of the documentation pertaining thereto, based upon the receipt by the holders of the Notes of an Officer’s Certificate attaching true, correct and complete copies thereof (including, without limitation, a copy of the prospectus or other offering document for such Qualified Redeemable Preferred Stock). The Company will not enter into or agree to any amendment, modification or waiver of any term or condition of, or any of its rights under, the documents pertaining to any issued Qualified Redeemable Preferred Stock, which amendment, modification or waiver could, in the reasonable opinion of the Required Holders, materially and adversely affect the interests of the holders of the Notes.
6R. Limitation on Number of Drilling Rigs. The Company will not and will not permit Diamond or any other Subsidiary to own any drilling rig other than the three drilling rigs owned by Diamond on July 15, 2007.
7. EVENTS OF DEFAULT.
7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(i) the Company defaults in the payment of (a) any principal of or Yield-Maintenance Amount or Breakage Cost Obligations payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided, or (b) any interest on any Note within three days after the same shall become due; or

(ii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) under the PVOG Production Payment or in any payment of principal of or interest on any obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for Property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) in excess of $500,000 beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity; or
(iii) any representation or warranty made by the Company or any Subsidiary herein or in any Note Document or by the Company, any Subsidiary or any of their respective officers in any writing furnished in connection with or pursuant to this Agreement or any Note Document shall be false in any material respect on the date as of which made; or
(iv) the Company fails to perform or observe any term, covenant or agreement contained in the last sentence of paragraph 5A or in any of paragraphs 5G (as to the Company and the Guarantors), 5M or 6; or
(v) the Company fails to perform or observe any other term, covenant, agreement or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or
(vi) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
(vii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (the “Bankruptcy Law”), of any jurisdiction; or
(viii) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or
(x) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xi) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xii) one or more judgments or orders in an aggregate amount in excess of $300,000 (excluding amounts, in excess of any applicable deductibles, covered by insurance under which the applicable insurer has accepted liability) is rendered against the Company or any Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon any such judgment or order or (b) within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or
(xiii) (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; or

(xiv) any material provision of any Note Document for any reason ceases to be valid and binding on, or enforceable against, the Company or any Subsidiary, as applicable (except to the extent such provision is released in writing by the Required Holder(s)), or the Company or any Subsidiary, as applicable, so states in writing; or
(xv) any Guaranty Agreement or any Security Document, for any reason other than satisfaction in full of the Obligations or the written release thereof by the holders of all Notes, ceases to be in full force and effect or is declared null and void, or the validity or enforceability thereof is contested in a judicial proceeding or the Company, any Guarantor or any other party thereto denies such party’s liability under any Guaranty Agreement or any Security Document, as the case may be, or any of the Security Documents, after delivery thereof, shall for any reason, except to the extent permitted by the terms hereof and thereof, cease to create a valid and perfected first-priority (subject, in the case of collateral other than First Lien Collateral, to the prior Liens in favor of the Bank Agent) security interest in any of the collateral purported to be covered thereby; or
(xvi) (a) the Company defaults in the payment of any amount due under, or in the observance or performance of any of the covenants or agreements contained in, any document pertaining to any Qualified Redeemable Preferred Stock and any grace period applicable to such default has elapsed; or (b) any shares of Qualified Redeemable Preferred Stock shall for any reason become subject to mandatory redemption by the Company before the latest final maturity date for any Note or if any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder of any shares of any Qualified Redeemable Preferred Stock to cause any of such shares to be redeemable or to require the redemption thereof by the Company (in each case after giving effect to any applicable cure period), except as to all of this subclause (b) for a mandatory redemption following a Change in Control or a Change in Management (as contemplated by paragraph 4D); or (c) any judgment for redemption of any shares of Qualified Redeemable Preferred Stock is rendered by any court or other Governmental Authority except to enforce a mandatory redemption following a Change in Control or Change in Management (as contemplated by paragraph 4D); it being understood, for the avoidance of doubt, that nothing in this clause (xvi) modifies or restricts the application of paragraph 4D, paragraph 6B or paragraph 6Q, nor does this clause (xvi) modify or limit clause (iv) of this paragraph 7A;
then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount and Breakage Cost Obligations, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such event is any Event of Default other than as specified in preceding clause (b), the Required Holder(s) of the Notes may at its or their option by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount and Breakage Cost Obligations, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.
The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount and Breakage Cost Obligations, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield Maintenance Amount and Breakage Cost Obligations at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.
7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and the other Note Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Note Document or in aid of the exercise of any power granted in this Agreement or any other Note Document. No remedy conferred in this Agreement or any other Note Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or therein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):
8A. Organization. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma, each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and the Company has and each Subsidiary has the corporate (or similar) power to own its respective Property and to carry on its respective business as now being conducted. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers and have been duly authorized by all necessary corporate action.
8B. Financial Statements. The Company has furnished to each Purchaser of the Series A Notes and any Additional Notes with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by Smith, Carney & Co., p.c.; and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, cash flows and shareholders’ equity fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has occurred no event having, or which would reasonably be expected to have, a Material Adverse Effect since the end of the most recent fiscal year for which such audited financial statements have been furnished.

8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement or any Note.
8D. Outstanding Debt. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6D. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.
8E. Title to Properties; Mortgaged Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective real Properties (other than office space and equipment which it leases), including the Oil and Gas Properties, and good title to all of its other respective Properties and assets, including the Properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than Properties and assets disposed of in the ordinary course of business and Properties and assets with an aggregate Fair Market Value of less than $250,000), subject to no Lien of any kind except Liens permitted by paragraph 6C. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries, and all leases constituting Hydrocarbon Interests to which there are attributed Proved Reserves, are valid and subsisting and are in full force and effect. The value of the Oil and Gas Properties subject to the Liens in favor of the Collateral Agent under the Security Documents represent not less than 95% of the value of all Oil and Gas Properties as reflected in the most recent Engineering Report delivered by the Company pursuant to clause (xxvii) of paragraph 3A or clause (v) of paragraph 5A, as applicable.
8F. Taxes. The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.
8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which would reasonably be expected to have a Material Adverse Effect. Neither the execution nor delivery of this Agreement, the Notes or any other Note Document, nor the offering, issuance and sale of the Notes, nor the granting of the Liens under the Security Documents, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Note Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or corporate agreement (or equivalent constitutive document) of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with shareholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, (i) Indebtedness of the Company of the type to be evidenced by the Notes or (ii) Indebtedness of any Guarantor of the type to be evidenced by the Guaranty Agreement, except as set forth in the agreements listed in Schedule 8G attached hereto.
8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. .
8I. Use of Proceeds. The proceeds of the Series A Notes will be used to repay existing Indebtedness of the Company or for general corporate purposes. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (“margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Closing Day for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.
8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.
8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental or regulatory body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement and the other Note Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes or the other Note Documents.
8L. Compliance with Laws. The Company and its Subsidiaries and all of their respective Properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply would not reasonably be expected to have a Material Adverse Effect.
8M. Environmental Compliance. The Company and its Subsidiaries and all of their respective Properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not reasonably be expected to have a Material Adverse Effect.
8N. Foreign Assets Control Regulations, Etc.
(i) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(ii) Neither the Company nor any Subsidiary (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
8O. Utility Company Status. Neither the Company nor any Subsidiary is subject to, or is not exempt from, regulation under PUHCA.
8P. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.
8Q. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries and which has not been set forth in this Agreement. The projections contained in the Initial Engineering Report are reasonable based on the assumptions contained therein and the best information available to the Company. The information furnished by the Company and its Subsidiaries for use in connection with, and as a basis for, any Engineering Report was and is complete and accurate in all material respects.
8R. Solvency. Each of the Company and each Guarantor is Solvent, both before and after giving effect to this Agreement, the other Note Documents and the transactions contemplated hereby and thereby and the issuance of the Notes.
8S. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
8T. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
8U. Delivery of Bank Agreement. The Company has delivered to each Purchaser prior to the date hereof a true, correct and complete copy of the Bank Agreement, including all amendments and waivers of any provision thereof.

9. REPRESENTATIONS OF THE PURCHASERS.
Each Purchaser represents as follows:
9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Such Purchaser understands that the Notes purchased by it hereunder have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or sold under circumstances in which an exemption from registration is available.
9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (the “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company, and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or
(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company, and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi) the Source is a governmental plan; or
(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
9C. Independent Investigation. Each Purchaser represents to each other Purchaser that it has made its own investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes purchased by it hereunder and has made and shall continue to make its own assessment of the creditworthiness of the Company. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or assessment or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
10A. Yield-Maintenance Terms.
“Called Principal” shall mean, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to paragraph 4B or 4D or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Designated Spread” shall mean (i) 0.50% in the case of the Series A Notes and (ii) with respect to any other Series of Fixed Rate Notes, the amount specified in the Supplement with respect to such Series.
“Discounted Value” shall mean, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Fixed Rate Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Fixed Rate Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury Yield Monitor page of Standard & Poor’s MMS — Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS — Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Fixed Rate Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Fixed Rate Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
“Settlement Date” shall mean, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or 4D or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Yield-Maintenance Amount” shall mean, with respect to any Series of Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Fixed Rate Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.
10B. Other Terms.
“Additional Note” shall have the meaning specified in paragraph 2A(2).
“Additional Purchasers” shall mean the purchasers of any Additional Notes identified on Schedule A to the Supplement with respect thereto.
“Adjusted PV10” shall mean, at any time, the discounted future net revenue from proved U.S. Oil and Gas Properties of the Company and its Subsidiaries at such time, as reflected in the most recent determination thereof certified by a Responsible Officer and delivered by the Company as contemplated by clause (xxvii) of paragraph 3A or clause (v) of paragraph 5A, as applicable, which determination shall be based on the Engineering Report delivered by the Company together with such certification, pursuant to clause (xxvii) of paragraph 3A or clause (v) of paragraph 5A, as applicable, minus the amounts sold or transferred pursuant to clause (v) of paragraph 6G subsequent to the date of the most recent Engineering Report; provided that not less than 70% of such discounted future net revenue shall be from PDP Reserves and PDNP Reserves.
“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Terrorism Order” shall mean Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
“Applicable Margin” shall mean, with respect to any Series of Floating Rate Notes, the applicable percentage set forth in the form of Note attached as Exhibit 1 to the Schedule for such Series.
“Approved Counterparties” shall mean (i) any Bank or any Bank Affiliate and (ii) any other Person whose long-term senior unsecured debt rating at the time of entry into the applicable Swap is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.
“Authorized Officer” shall mean the chief executive officer, the chief financial officer or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to the Purchasers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom the Series A Purchasers in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of the Series A Purchasers by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Series A Purchasers and whom the Company in good faith believes to be an Authorized Officer of the Series A Purchasers at the time of such action shall be binding on the Series A Purchasers even though such individual shall have ceased to be an Authorized Officer of the Series A Purchasers.
“Bank Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with a Bank. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Bank Agent” shall mean Capital One, National Association, as administrative agent under the Bank Agreement, and any successor administrative agent in such capacity.
“Bank Agreement” shall mean the Amended and Restated Loan Agreement dated as of June 7, 2006, by and among the Company, the Bank Agent, Capital One, National Association, and Union Bank of California, N.A., as amended, restated, supplemented or otherwise modified or refinanced from time to time so long as the lenders thereunder (or the agent bank or other representative thereof) are parties to the Intercreditor Agreement.
“Bankruptcy Law” shall have the meaning specified in clause (vii) of paragraph 7A.
“Banks” shall mean the lenders from time to time under the Bank Agreement.

“Borrowing Base” shall mean the amount that is available to be advanced to the Company under a committed, revolving credit facility (without regard to outstanding advances or letters of credit thereunder).
“Breakage Cost Obligation” shall have the meaning specified in paragraph 2C(2).
“Business Day” shall mean any day other than (i) a Saturday or a Sunday and (ii) a day on which commercial banks in New York City are required or authorized to be closed.
“Capital Lease” shall mean shall mean a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capitalized Lease Obligation” shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.
“Cash Receipts” shall mean all cash or cash equivalents received by or on behalf of the Company and its Subsidiaries with respect to any of the following: (i) sales of Hydrocarbons from the U.S. Oil and Gas Properties, (ii) cash representing operating revenue earned or to be earned by the Company and its Subsidiaries, (iii) insurance proceeds, (iv) any proceeds from Swaps and (v) any other cash or cash equivalents from whatever source.
“Change in Control” shall mean (a) any Person or group (as defined in Section 13(d)(3) of the Exchange Act), other than existing management of the Company as of the Series A Closing Date, shall become the beneficial owner of more than 33% of the total voting power of the capital stock of the Company then outstanding or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Directors. As used herein, the term “Continuing Directors” of a Person means any member of such Person’s Board of Directors who: (x) was a member of such Person’s Board of Directors on the Series A Closing Date; or (y) was nominated for election or elected with the approval of a majority of the Continuing Directors who were then members of such Person’s Board of Directors (but excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Continuing Directors).
“Change in Management” shall mean that either Ken Kenworthy, Jr. or Ken Kenworthy, Sr. shall cease to continue in the active, full-time employment of the Company as Chief Executive Officer and President or as Chief Financial Officer and Executive Vice President, respectively; provided, that the cessation of active employment of one such officer due to death or disability or the retirement of Ken Kenworthy, Sr. (as Chief Financial Officer and Executive Vice President) shall not constitute a “Change in Management” so long as the Company hires or promotes a replacement officer with experience and qualifications reasonably acceptable to the Required Holders within four months after the former officer’s cessation of activity.

“Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing and, with respect to any Additional Note, the Business Day specified for the closing of the purchase and sale of such Additional Note in the Supplement related thereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, dated as of the date hereof, by and among the Collateral Agent and the Purchasers, and acknowledged by the Company, in substantially the form of Exhibit E attached hereto, as amended, restated, supplemented or otherwise modified from time to time.
“Collateral Agent” shall mean The Bank of New York Trust Company, N.A., as collateral agent under the Collateral Agency Agreement and any successor or replacement collateral agent thereunder.
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.
“Consolidated Tangible Net Worth” shall mean, as at any time of determination thereof, the Consolidated stockholders’ or shareholders’ equity of the Company and its Subsidiaries, less (i) the book value of all Intangibles, (ii) any net gains or losses attributed to cumulative translation adjustments, (iii) Minority Interests and (iv) Indebtedness of the Company or its Subsidiaries arising from Guarantees of Indebtedness of third parties.
“Control Event” shall mean:
(i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,
(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or
(iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) to the holders of the common Equity Interests of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Default Rate” shall mean, for any Note at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) (a) with respect to the Fixed Rate Notes, the greater of (I) 2.0% over the rate of interest in effect immediately prior to such Event of Default and (II) 2.0% over the Prime Rate and (b) with respect to either a Prime Loan or a LIBOR Loan under a Floating Rate Note, 2.0% over the rate of interest in effect immediately prior to such Event of Default.
“Deposit Account Control Agreement” shall mean that certain Subordinated Deposit Account Control Agreement executed by the Company, the Collateral Agent and Capital One, National Association, as depositary, in substantially the form of Exhibit F attached hereto.
“Diamond” shall mean Diamond Blue Drilling Co., an Oklahoma corporation and wholly-owned Subsidiary of the Company.
“Diamond Note” shall mean the Amended and Restated Revolving Note, dated June 7, 2006, in the face principal amount of $50,000,000 issued by Diamond and payable to the order of the Company.
“Direction Letters” shall mean letters in substantially the form of Exhibit G attached hereto.
“Endeavor” shall mean Endeavor Pipeline Inc., an Oklahoma corporation, and a wholly-owned Subsidiary of the Company.
“EBITDA” shall mean, for any Person for any period, the sum of (i) Net Income of such Person for such period, plus (ii) the following, to the extent, and only to the extent, deducted in computing such Net Income: Interest Expense, taxes, depreciation, depletion, amortization, intangible drilling costs, exploration expenses and non-cash expenses deducted from net income under FAS APB Opinion No. 25, SFAS No. 123 or SFAS No. 143, all determined on a Consolidated basis in accordance with GAAP.
“Engineer” shall mean (i) with respect to the Initial Engineering Report and Engineering Reports delivered pursuant to clause (v)(a) of paragraph 5A hereof, MHA Petroleum Consultants, Inc. and Sproule Associates Inc. or such other independent petroleum engineers of nationally recognized standing and experienced in the evaluation of Hydrocarbon Interests who may be selected from time to time by the Company, and approved by the Required Holder(s), to prepare and sign one or more of the Engineering Reports and (ii) with respect to any other Engineering Report to be delivered pursuant to clause (v) of paragraph 5A, any other provision of this Agreement or the Guaranty Agreement or the Pledge Agreement, any other petroleum engineer (who may be an employee of the Company or of a Subsidiary or Affiliate thereof) experienced in the evaluation of Hydrocarbon Interests who may be selected from time to time by the Company to prepare and sign one or more Engineering Reports.

“Engineering Report” shall mean a report, prepared and signed by an Engineer, that evaluates all U.S. Oil and Gas Properties. Except as otherwise expressly required by this Agreement, Engineering Reports shall be prepared in accordance with established criteria generally accepted in the oil and gas industry and standards customarily used by independent petroleum engineers in making any determinations or appraisals of proven, probable and possible Hydrocarbon reserves and of the discounted present value of future revenues (the rate of discount for which shall be 10% on an annual basis) derived from the production of such reserves, including assumptions, estimates and projections as to (a) production expenses, (b) prices (which shall be determined by the Engineer from time to time utilizing (i) in the case of oil, the lesser of the applicable strip prices as quoted on the New York Mercantile Exchange as of the market close on the date of the applicable Engineering Report and $50 per barrel, and (ii) in the case of natural gas, $6.50 per MCF, (c) availability of reserves and (d) rate of production, provided that all such assumptions, estimates and projections are fully disclosed in such Engineering Reports. Each Engineering Report shall be accompanied by a determination of the discounted present value of the market value of oil and natural gas commodity Swaps (the rate of discount for which shall be 10% on an annual basis), valued at the difference between the hedged price for such volumes and prices utilized for the Engineering Report, certified by a Responsible Officer of the Company, which shall be considered part of the Engineering Report and incorporated into the determination of Adjusted PV10.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any Person which is a member of the same controlled group of Persons as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall mean, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.
“Fixed Rate Notes” shall have the meaning specified in paragraph 2A.
“Floating Rate Notes” shall have the meaning specified in paragraph 2A.

“GAAP” shall have the meaning specified in paragraph 10C.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, board, bureau, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.
“Guarantor” shall mean (i) Endeavor, (ii) Diamond and (iii) each other Person from time to time that shall have executed and delivered a guaranty agreement as required by paragraph 5D or a supplement to the Guaranty Agreement as required by paragraph 5O(iv).
“Guaranty Agreements” shall mean (i) the Subordinated Guaranty Agreement, in substantially the form of Exhibit H attached hereto, executed by Endeavor and Diamond, as amended, restated, supplemented or otherwise modified from time to time, and (ii) all guaranty agreements entered into after the date of the Series A Closing including, without limitation, any guaranty agreement required by paragraph 5D.
“Hazardous Material” shall mean (i) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (ii) any oil, petroleum or petroleum derived substance, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Hedge Treasury Note(s)” shall mean, with respect to any Additional Note, the United States Treasury Note or Notes whose duration (as determined by the Series A Purchasers) most closely matches the duration of such Additional Note.
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or Equity Interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or Equity Interests, if such shares, Equity Interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, Equity Interests, securities or rights representing less than 5% of the Equity Interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“Hydrocarbon” shall mean oil, gas and other liquid or gaseous hydrocarbons, including, but not limited to, all liquefiable hydrocarbons and other products which may be extracted from gas and gas condensate by the processing thereof in a gas processing plant.
“Hydrocarbon Interests” shall mean leasehold and other rights, titles, interests and estates now or hereafter acquired in Hydrocarbons in or under oil, gas and other mineral leases, mineral fee interests, and overriding royalty, production payments, net profits and royalty interests and any other interests in Hydrocarbons in place.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.
“Indebtedness” shall mean, with respect to any Person and without duplication,
(i) its liabilities for borrowed money;
(ii) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(iii) (a) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (b) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(v) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(vi) the aggregate Swap Termination Value of all Swaps of such Person; and
(vii) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (i) through (vi) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (vii) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“INHAM Exemption” shall have the meaning specified in paragraph 9B.
“Initial Engineering Report” shall have the meaning specified in paragraph 3A(xxvii).
“Intangibles” shall mean all items classified as intangibles in accordance with GAAP including, without duplication, all Material Rights, Intellectual Property and operating agreements, treasury stock, deferred or capitalized research and development costs, goodwill (including any amount, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, any write-up of asset value after December 31, 2006 and any other amounts reflected in contra-equity accounts, and any other assets treated as intangible assets under GAAP.
“Intellectual Property” shall mean all patents, trademarks, service marks, trade names, copyrights, brand names, mechanical or technical processes and paradigms, know-how, and similar intellectual property and applications, licenses and similar rights in respect of the same.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement between the Collateral Agent, the Purchasers and the Banks, the Bank Agent, the Company, in substantially the form of Exhibit I attached hereto, as amended, restated, supplemented or otherwise modified from time to time.
“Interest Expense” shall mean, for any period, the sum (without duplication) of (i) all interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Total Debt (including imputed interest in respect of Capitalized Lease Obligations and Off Balance Sheet Liabilities and, net costs of Swaps and all fees, commissions and discounts owed with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period, plus (ii) all debt discount and expense amortized or required to be amortized in the determination of Net Income for such period plus (iii) dividends paid or accrued in respect of Qualified Redeemable Preferred Stock.

“Interest Period” shall mean, (i) as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan or on the last day of the immediately preceding Interest Period applicable thereto, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter, in each case as the Company may specify or be deemed to specify, and (ii) as to any Prime Loan, the period commencing on the date of such Prime Loan or on the last day of the immediately preceding Interest Period applicable thereto, as the case may be, and ending on the earlier of (a) the last day of March, June, September or December, as applicable, next succeeding such commencement date and (b) the date, if any, that such Prime Loan is converted to a LIBOR Loan or LIBOR Loans; provided that (I) if any Interest Period pertaining to a LIBOR Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (II) if any Interest Period pertaining to a Prime Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of (A) the last day of such Interest Period and (B) the day on which the applicable Loan is repaid or prepaid in full.
“Investment” shall have the meaning specified in paragraph 6E.
“Letters-in-Lieu” shall mean letters-in-lieu, in substantially the form of Exhibit J attached hereto.
“LIBO Rate” shall mean for each Interest Period for any Loan: (i) the interest rate per annum for deposits in U.S. dollars with a maturity most nearly comparable to the applicable Interest Period which appears on Telerate Page 3750 as of 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, or (ii) if such rate ceases to be reported in accordance with the above definition on Telerate Page 3750, the arithmetic mean of the rates per annum at which deposits in U.S. dollars are offered by the principal London offices of the Reference Banks at approximately 11:00 A.M. (London time), on the day that is two Business Days before the first day of such Interest Period to prime banks in the London interbank market for a period equal to such Interest Period, commencing on the first day of such Interest Period, and in an amount comparable to such Loan. This arithmetic mean shall be determined on the basis of the quotations of the applicable rate requested of each of the Reference Banks by, and furnished to, the Purchasers; provided that if fewer than two quotations are provided as requested, the rate per annum shall equal the arithmetic mean of the rates quoted by major banks in New York City, selected by the Purchasers, at approximately 11:00 A.M. (New York City time) on the first day of the Interest Period for loans in U.S. dollars to leading European banks for a period equal to such Interest Period, commencing on the first day of such Interest Period, and in an amount comparable to such Loan.

“LIBOR Loan” shall mean an amount outstanding from time to time under any Floating Rate Note that bears interest at a rate determined with reference to the LIBO Rate.
“Lien” shall mean any mortgage, pledge, priority, security interest, encumbrance, minimum or compensating deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any production payment or the like with respect to any of the Oil and Gas Properties, any conditional sale or other title retention agreement, any lease in the nature thereof (including Capital Leases), and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.
“Loan” shall mean a LIBOR Loan or a Prime Loan.
“Loan Type” shall mean, as to any Loan, its character as a LIBOR Loan or a Prime Loan.
“Lockbox Account” shall have the meaning specified in paragraph 5N.
“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, liabilities, operations, prospects or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s or any Subsidiary’s ability to perform any of its obligations under this Agreement, any Note or any of the other Note Documents or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the Collateral Agent or any holder of any of the Notes under this Agreement, any Note or any of the other Note Documents.
“Material Rights” shall mean all material franchises, certificates, affiliation agreements, licenses, approvals, registrations, development and other permits and authorizations, and easements, rights of way and similar rights from governmental or political subdivisions, regulatory authorities or other Persons.
“Minority Interests” shall mean any shares of capital stock (or equivalent Equity Interests) of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company or a Wholly Owned Subsidiary.
“Moody’s” shall mean Moody’s Investors Services, Inc., including the NCO/Moody’s Commercial Division, or any successor Person.
“Mortgages” shall mean each mortgage, deed of trust or other similar agreement executed by the Company or any Subsidiary in favor of the Collateral Agent for its benefit and the ratable benefit of the holders of the Notes, in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” shall mean the National Association of Insurance Commissioners, or any successor replacement entity.
“NAIC Annual Statement” shall have the meaning specified in paragraph 9B.
“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange, American Stock Exchange LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or THE NASDAQ Capital Market or any comparable national securities exchange or national securities market.
“Net Cash Proceeds” shall mean, as applicable, with respect to any sale or transfer of Property by the Company or any Subsidiary, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such sale or transfer, (ii) sale, use or other transactions taxes paid or payable by the Company or any Subsidiary as a direct result of such sale or transfer and (iii) payments made by the Company to the Bank Agent or the Banks pursuant to the Bank Agreement, but only to the extent that such payments result (whether at the time of such payments or thereafter) in a reduction of the Borrowing Base thereunder.
“Net Income” shall mean, for any period, with respect to the Company on a Consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.
“Note Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guaranty Agreements, the Intercreditor Agreement, the Collateral Agency Agreement, each Supplement and each other agreement, instrument or document executed at any time in connection with the foregoing documents, as each such Note Document may be amended, restated, supplemented or otherwise modified from time to time.
“Notes” shall have the meaning specified in paragraph 1.
“Obligations” means (i) the principal, interest, fees, Yield-Maintenance Amount, Breakage Cost Obligations, charges, expenses, attorneys’ fees and disbursements, indemnities and any other amounts payable by the Company and its Subsidiaries to the Collateral Agent or the holders of Notes under the Note Documents and (ii) any amount in respect of any of the foregoing that the Collateral Agent or any holder of a Note, in its sole discretion, elects to pay or advance on behalf of the Company after the occurrence and during the continuance of an Event of Default.
“Off Balance Sheet Liabilities” of a Person shall mean (a) any purchase obligation or liability of such Person or any of its Subsidiaries with respect to receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of such Person and its Subsidiaries.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.
“Oil and Gas Properties” shall mean all right, title and interest of the Company and its Subsidiaries in and to the following: (i) all Hydrocarbon Interests, (ii) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests, (iii) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (iv) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (v) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (vi) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (vii) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Participation Agreement” shall mean that certain Participation Agreement dated December 29, 2003, by and among Penn Virginia Oil & Gas Corporation, the Company, Endeavor and Expedition Natural Resources Inc., an Oklahoma corporation (a former wholly-owned Subsidiary of the Company, which merged into the Company on or about July 29, 2005), as amended from time to time.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“PDP Reserves” shall mean proved developed producing reserves, as defined in the SPE Definitions.
“PDNP Reserves” shall mean proved developed nonproducing reserves, as defined in the SPE Definitions.
“Permitted Investment” shall have the meaning specified in paragraph 6E.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
“PIMI” shall have the meaning specified in paragraph 2B.
“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.
“Pledge Agreement” shall mean the Second Lien Security Agreement (Stock), in substantially the form of Exhibit K attached hereto, executed by the Company in favor of the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Pledgors” shall mean (i) the Company and (ii) each Subsidiary of the Company that has executed a supplement or joinder instrument by which such Subsidiary has become a party to the Pledge Agreement.
“Preferred Stock” shall mean any class of capital stock (or similar Equity Interests) of a Person that is preferred over any other class of capital stock (or similar Equity Interests) of such Person as to the payment of dividends or similar distributions or the payment of any amount upon liquidation or dissolution of such Person.
“Prime Loan” shall mean an amount outstanding from time to time under any Floating Rate Note that bears interest at a rate determined with reference to the Prime Rate.
“Prime Rate” shall mean, with respect to any Prime Loan, a fluctuating rate per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) equal on any given day to the rate of interest most recently announced in New York City by JPMorgan Chase Bank, N.A. as its U.S. dollar prime commercial lending rate (the “Reference Rate”); the Prime Rate shall automatically fluctuate, without special notice to the Company or any other Person, upward and downward as and in the amount by which the Reference Rate shall fluctuate. The Reference Rate is set by JPMorgan Chase Bank, N.A. as a general reference rate of interest, taking into account such factors as JPMorgan Chase Bank, N.A. may deem appropriate. The Reference Rate is not necessarily the lowest or best rate actually charged to any customer, and such rate may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general. JPMorgan Chase Bank, N.A. may make various business or other loans at rates of interest having no relationship to the Reference Rate. Without notice to the Company or any other Person, the Reference Rate shall change automatically from time to time, as determined by JPMorgan Chase Bank, N.A.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Proposed Prepayment Date” shall have the meaning specified in paragraph 4D.

“Proved Developed Reserves” shall mean proved developed reserves, as defined in the SPE definitions.
“Proved Reserves” shall mean proved reserves, as defined in the SPE Definitions.
“PUHCA” shall mean the Public Utility Holding Company Act of 2005.
“Purchasers” shall have the meaning specified in the addressee block at the front of this Agreement.
“PVOG” shall mean Penn Virginia Oil & Gas, L.P., a wholly owned subsidiary of Penn Virginia Corporation.
“PVOG Production Payment” shall mean the dollar denominated production payment purchased by PVOG from the Company in the original amount of $2,233,435.76, repayable solely from 75% of the Company’s share of production revenues from only four (4) certain wells (Bryant #2, Bryant #3, Richardson #3 and Scott #1), without interest.
“QPAM Exemption” shall have the meaning specified in paragraph 9B.
“Qualified Redeemable Preferred Stock” shall mean, at any time, redeemable preferred stock issued by the Company (i) for which the total consideration paid to or for the account of the Company in connection therewith, when added to the total principal amount of all outstanding Notes issued by the Company, does not exceed the maximum amount permitted by the Bank Agreement, (ii) that is not redeemable in any part earlier than five (5) years after its issuance date except only at the voluntary option of the Company and except for mandatory redemption following a change of ownership or control or management, (iii) that has a stated interest or dividend rate of less than twelve (12%) percent per annum, (iv) that sets forth covenants that in the judgment of the Required Holders are no more restrictive on the Company and the Subsidiaries and their respective operations than the covenants contained in this Agreement, and (v) that is not secured by any Liens. For the avoidance of doubt, the Series B Cumulative Preferred Stock, $0.001 par value, issued by the Company constitutes Qualified Redeemable Preferred Stock.
“Qualifying Public Company” shall mean a corporation (i) with Voting Stock that is subject to a National Market Listing, (ii) that has a senior unsecured debt rating of at least BB+ from S&P and Ba1 from Moody’s and (iii) that, at the time in question and on a pro forma combined basis with the Company, has an EBITDA to Interest Expense ratio of at least 2.0 to 1.0 for the 12-month period ending on the last day of the most recently ended fiscal quarter of the Company.
“Reference Banks” shall mean four major banks in the London interbank market selected by the Required Holder(s).
“Related Party” shall mean (i) any shareholder of the Company, (ii) any executive officer, director, agent, or employee of the Company, (iii) all persons to whom such Persons are related by blood, adoption or marriage and (iv) all Affiliates of the foregoing Persons.

“Required Holder(s)” shall mean, at any time, the holder or holders of greater than 50% of the aggregate principal amount of the Notes outstanding at such time.
“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
“S&P” shall mean Standard and Poor’s Ratings Group and its successors.
“SEC” shall mean the Securities and Exchange Commission (or any governmental body or agency succeeding to the function of the Securities and Exchange Commission).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall mean the Second Lien Security Agreement, in substantially the form of Exhibit L attached hereto, executed by Endeavor and Diamond in favor of the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” shall mean the Pledge Agreement, the Security Agreement, the Mortgages, the Deposit Account Control Agreement, the Collateral Agency Agreement, the Intercreditor Agreement, each other agreement, instrument or document executed at any time in connection with any of the foregoing, and each other agreement, instrument or document executed at any time in connection with securing the Obligations.
“Series” shall have the meaning specified in paragraph 1.
“Series A Closing” shall have the meaning specified in paragraph 2A(1).
“Series A Notes” shall have the meaning specified in paragraph 1A.
“Solvent” shall mean, with respect to any Person as of the date of any determination, that on such date (i) the fair value of the property of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE Definitions” shall mean, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 2007.
“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Supplement” shall have the meaning specified in paragraph 2A(2).
“SVO” shall mean the Securities Valuation Office of the National Association of Insurance Commissioners.
“Swap Termination Value” means, in respect of any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps, (i) for any date on or after the date such Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amounts(s) determined as the mark-to-market values(s) for such Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swaps.
“Swaps” shall mean (i) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.

“Synthetic Lease” means, for any Person, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Total Debt” shall mean the Consolidated Indebtedness of the Company and its Subsidiaries and the liquidation preference of all Qualified Redeemable Preferred Stock except the Series B Cumulative Preferred Stock, $0.001 par value, issued by the Company.
“Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Oil and Gas Properties” shall mean Oil and Gas Properties located onshore in the United States of America.
“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Wholly Owned Subsidiary” shall mean any Person organized under the laws of any state of the United States which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States, all of the stock or other equity security of every class (other than a de minimus number of directors’ qualifying shares) of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire shares of capital stock or other Equity Interests of such Person.
10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

11. MISCELLANEOUS.
11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount or Breakage Cost Obligations payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to the account or accounts of such Purchaser, if any, as are specified in the Purchaser Schedule attached hereto or to the applicable Supplement, or, in the case of any Purchaser not named in such Purchaser Schedule or in a Supplement or any Purchaser wishing to change the account specified for it in the Purchaser Schedule or a Supplement, such account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.
11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save the Collateral Agent, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:
(i) (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents retained by the Company, if any, in each case as a result of the execution and delivery of this Agreement and the other Note Documents or the issuance of the Notes;
(ii) document production and duplication charges and the fees and expenses of any special counsel (including local counsel) engaged by the Collateral Agent, such Purchaser or such Transferee in connection with (a) this Agreement, the other Note Documents and the transactions contemplated hereby and thereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Note Document, whether or not such the proposed action shall be effected or granted;
(iii) the costs and expenses, including attorneys’, consultants’ (including petroleum engineers’) and financial advisory fees, incurred by the Collateral Agent, such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Note Document or the transactions contemplated hereby or thereby or by reason of the Collateral Agent’s, such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
The Company will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instructions) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.
The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.
11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the time of payment of, or increase the rate of, interest on or any Yield-Maintenance Amount or Breakage Cost Obligations payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of the Required Holder(s) (and not without the written consent of the Required Holder(s)) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Additional Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Additional Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Additional Notes of such Series or the terms and provisions of such Additional Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder, under any Note or under any other Note Document shall operate as a waiver of any rights of any holder of any Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount or Breakage Cost Obligations payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes, each Supplement and the other Note Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.
11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.
11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Supplement (in the case of any Notes issued after the date hereof) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company, or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, Attention: Jim Merrill, with a copy to Crowe & Dunlevy at 20 North Broadway, Suite 1800, Oklahoma City, Oklahoma 73102, Attention: Michael M. Stewart; provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on, or Yield-Maintenance Amount or Breakage Cost Obligations, if any, payable with respect to, any Fixed Rate Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day (or the immediately preceding Business Day, with respect to certain Loans, as more fully described in the definition of “Interest Period”). If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, (i) in the case of Fixed Rate Notes, the period of such extension shall not be included in the computation of the interest payable on such Business Day and (ii) in the case of Floating Rate Notes, the period of such extension shall be included in the computation of the interest payable on such Business Day.
11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Series A Purchasers, any other Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by the Series A Purchasers, such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
11N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.
11O. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.
11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
11Q. Binding Agreement. When this Agreement is executed and delivered by the Company and the Series A Purchasers, it shall become a binding agreement between the Company and the Series A Purchasers. This Agreement shall also inure to the benefit of each Additional Purchaser which shall have executed and delivered a Supplement, and each such Purchaser shall be bound by this Agreement to the extent provided in such Supplement.

11R. Waiver of Jury Trial; Consent to Jurisdiction.
(i) THE COMPANY AND EACH HOLDER OF NOTES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION OF ANY CLAIM WHICH IS BASED HEREON, OR ARISES OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER NOTE DOCUMENTS, OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY OR THE HOLDERS OF THE NOTES. THE COMPANY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PURCHASER TO BECOME A PARTY TO THIS AGREEMENT AND TO PURCHASE NOTES HEREUNDER.
(ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE OTHER NOTE DOCUMENTS OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY OR THE HOLDERS OF NOTES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AND EACH HOLDER OF NOTES HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(iii) The Company hereby agrees that process may be served on it by certified mail, return receipt requested, to the address pertaining to it as specified in paragraph 11I. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against the Company if given by registered or certified mail, return receipt requested, or by any other means or mail which requires a signed receipt, postage prepaid, mailed as provided above.
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If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

Very truly yours,

GMX Resources Inc.

By:	/s/ Ken L. Kenworthy, Sr.

Title: CFO
The foregoing Agreement is hereby accepted
as of the date first above written.
The Prudential Insurance Company of America

By:	/s/ Kelly Brendel Vice President
Signature Page to Master Shelf Agreement

“Schedules and Exhibits Intentionally Omitted”.